UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: June 24, 2016

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL		33634
(Address of principal executive offices)		(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information regarding the Promissory Note, Guaranty, Transition Services Agreement and Sublease set forth in Item 2.01 below are incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 24, 2016, Oragenics, Inc. (the “Company” or “Oragenics”) completed the previously announced sale of the assets comprising the Company’s Consumer Probiotic Business (“CPB Assets”). The sale of the CPB Assets was made pursuant to an Asset Purchase Agreement (“APA”) dated June 22, 2016 with ProBiora Health, LLC, a Delaware limited liability company (the “Purchaser”). The transaction was approved by a special committee of the Board of Directors consisting solely of disinterested directors and Griffin Securities rendered a fairness opinion in connection with the transaction. The Purchaser is an entity owned by Ms. Christine L. Koski, a director of the Company since 2009 and a significant shareholder through the Koski Family Limited Partnership.

Pursuant to the APA, the aggregate purchase price was $1,700,000 of which $1,250,000 was paid in cash at closing and $450,000 is to be payable on or before July 31, 2016. The APA also provides that the Purchaser will be obligated to pay the Company contingent consideration in amounts calculated at five percent (5%) of Purchaser’s Contribution Margin on sales of products which utilize the Purchased Assets in excess of two million dollars ($2,000,000), annually, by Purchaser. “Contribution Margin” for this purpose is calculated gross revenue from sales of products utilizing the Purchased Assets less cost of goods sold, credit card processing fees, sales tax, shipping costs, coupons, returns, allowances, and direct and indirect sales commissions paid by Purchaser. The aggregate contingent consideration is capped at two million dollars ($2,000,000) (the “Contingent Consideration Cap”), payable over the Contingent Consideration Period. The Contingent Consideration Period runs from the termination of the 90 day transition services period until the earlier of: (i) achieving the Contingent Consideration Cap, or (ii) December 31, 2025. There is no minimum contingent consideration payable by Purchaser.

At closing, the Purchaser delivered an unsecured promissory note to the Company in the principal amount of $450,000 (the “Promissory Note”). The interest rate on the Promissory Note is one percent (1%) per annum calculated for the number of days the unpaid portion of the purchase price remains outstanding after closing and the Promissory Note is personally guaranteed by Ms. Koski (the “Guaranty”).

The parties also entered into a Transition Services Agreement upon closing of the sale pursuant to which for a period of up to 90 days the Company will provide Purchaser with transition assistance services in exchange for payments equaling three percent (3%) of the net sales of Probiora3 products sold during the term of the transition services agreement. The Transition Services Agreement also provides for the deferral of payment under the promissory note until such time that the Company provides certain deliverables to the Purchaser. The Purchaser and the Company also entered into a Sublease pursuant to which the Purchaser is subleasing certain excess space from the Company.

The foregoing description of the APA does not purport to be complete and is qualified in its entirety by reference to the full text of the APA, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2016, and is incorporated herein by reference.

The foregoing descriptions of the Promissory Note, Guaranty, Transition Services Agreement and Sublease are qualified in its entirety by reference to such agreements which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 respectively.

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officer; Compensatory Arrangement of Certain Officer.

Effective on June 24, 2016, Ms. Koski resigned as a member of the Company’s Board of Directors.

Item 7.01 Regulation FD Disclosure.

The press release dated June 27, 2016 announcing the completion of the sale of the CPB Assets and the director resignation of Ms. Koski is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement by and between Oragenics, Inc., Christine Koski and ProBiora Health, LLC dated as of June 22, 2016.* (*Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2016.)

10.1	Promissory Note dated as of June 24, 2016.

10.2	Guaranty dated as of June 24, 2016.

10.3	Transition Services Agreement dated as of June 24, 2016.

10.4	Sublease dated as of June 24, 2016.

99.1	Press Release dated June 27, 2016.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 27, 2016	ORAGENICS, INC. (Registrant)

	BY:	/s/ Michael Sullivan
Michael Sullivan
Chief Financial Officer